Exhibit 99.1

Tredegar Corporation	Contact:
Corporate Communications	Neill Bellamy
1100 Boulders Parkway	Phone: 804/330-1211
Richmond, Virginia 23225	Fax: 804/330-1777
E-mail: invest@tredegar.com	E-mail: neill.bellamy@tredegar.com
Web Site: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR CORPORATION ANNOUNCES SALE OF FALLING SPRINGS, LLC

RICHMOND, VA, November 21, 2012 – Tredegar Corporation (NYSE:TG) announced today that it has sold its mitigation banking business, Falling Springs, LLC, for approximately $16 million to Arc Ventures, LC, a Virginia limited liability company affiliated with John D. Gottwald, a member of Tredegar’s Board of Directors.  The purchase price paid to Tredegar Corporation is comprised of cash and shares of common stock of Tredegar Corporation owned by Arc Ventures, LC.

Nancy Taylor, Tredegar’s president and chief executive officer, said, “The divestiture of our mitigation banking business is consistent with our strategy to drive for profitable growth through investment in our manufacturing businesses and acquisitions that fit our core competencies.”

MidSpan Partners acted as exclusive adviser to Tredegar in this transaction.

About Tredegar Corporation:

Tredegar Corporation is primarily a manufacturer of plastic films and aluminum extrusions.  A global company headquartered in Richmond, Virginia, Tredegar had 2011 sales of $798 million.  With approximately 2,000 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.  Additional information regarding Tredegar Corporation is available at www.tredegar.com.

Tredegar Corporation Announces Sale of Falling Springs, LLC

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  This news release contains forward-looking statements regarding Tredegar Corporation’s business.  These forward-looking statements are not historical facts, but statements that involve risks and uncertainties.  Actual results could differ materially from those included in or implied by these forward-looking statements.  Accordingly, you should not place undue reliance on these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2011 Annual Report on Form 10-K filed with the SEC.  Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.  Except as required by applicable law or regulations, Tredegar does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

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